EXHIBIT 10.5

CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND SEPARATELY FILED WITH THE COMMISSION

RESEARCH, CO-DEVELOPMENT
AND COMMERCIALIZATION AGREEMENT

between

BIOGENERIX AG

and

NEOSE TECHNOLOGIES, INC.

April 20, 2004

**** Material has been omitted and filed separately with the Commission.

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	1.48.	“Third Party Licenses”	6
	1.49.	“Trademark”	6

2.	Purpose and Structure of the Collaboration		6

	2.1.	Purpose	6
	2.2.	Exclusivity	6
	2.3.	Collaboration Structure	7

3.	Management of the Collaboration		7

	3.1.	Collaboration Leaders	7
	3.2.	Collaboration Communications and Records	7
	3.3.	Establishment and Responsibilities of Joint Project Team	8
	3.4.	Action by Joint Project Team	8
	3.5.	Changes to Joint Project Team	8
	3.6.	Meetings	8
	3.7.	No Waiver	9

4.	Initial Payment		9

5.	Preclinical Development		9

	5.1.	Project Planning	9
	5.2.	Preclinical Development	9
	5.3.	Third Party Licenses	10
	5.4.	Funding of Preclinical Development	10

6.	Clinical Development		11

	6.1.	Planning and Initiation	11
	6.2.	Responsibilities	11
	6.3.	Additional Clinical Studies Conducted in Neose Territory.	12
	6.4.	Ownership of Clinical Trial Data and Regulatory Dossiers	13
	6.5.	Third Party Licenses	13
	6.6.	Funding of Clinical Development	13

7.	Commercialization		13

	7.1.	Planning and Oversight	13
	7.2.	Co-Marketing.	14
	7.3.	BioGeneriX Territory	15
	7.4.	Neose Territory	16

8.	Regulatory Compliance		18

	8.1.	Establishment Licenses	18
	8.2.	Regulatory and Pricing Approvals	18
	8.3.	Diligence	18
	8.4.	Territory Adjustments	18

9.	Manufacturing of Products		19

	9.1.	Facilities	19
	9.2.	Warranties and Limitations	19
	9.3.	Quality Assurance	20
	9.4.	Process Modifications	20
	9.5.	Facility Audit and Inspections	20
	9.6.	Supply Shortages	20
	9.7.	Default in Supply Obligation	20
	9.8.	Manufacturing Licenses	21
.	9.9	Deposit of Biological Materials	21

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10.	Trademarks		21

	10.1.	Approval and Maintenance	21
	10.2.	Ownership and Use	21
	10.3.	No Adverse Actions	22

11.	Labeling		22

12.	Certain Regulatory Matters		22

	12.1.	Meetings with Government Agencies	22
	12.2.	Governmental Inspection	22
	12.3.	Government Inquiries	22
	12.4.	Adverse Reactions	23
	12.5.	Recalls and Market Withdrawals	23
	12.6.	Compliance with Law	23

13.	Licenses and Intellectual Property Matters		23

	13.1.	Cross Licenses During Development	23
	13.2.	Licenses During Commercialization	23
	13.3.	Retained Rights	24
	13.4.	Inventions	24
	13.5.	Intellectual Property Protections	24

14.	Intellectual Property Claims		25

	14.1.	Defense Proceedings	25
	14.2.	Third Party Infringements	25
	14.3.	Settlement of Claims	25
	14.4.	Allocation of Awards	25
	14.5.	Cooperation	25

15.	Payments		26

	15.1.	Place of Payment	26
	15.2.	Currency Conversion	26
	15.3.	Late Payments	26

16.	Books, Records and Accounting		26

	16.1.	Maintenance of Records	26
	16.2.	Access and Inspection	26

17.	Confidentiality.		26

	17.1.	Obligations of Receiving Party	26
	17.2.	Injunctive Relief	27

18.	Certain Representations, Warranties and Covenants		27

19.	No Inconsistent Agreements		28

20.	Disclaimer, Indemnification and Insurance		28

	20.1.	No Warranty	28
	20.2.	Defense of Claims	28
	20.3.	Indemnity	29
	20.4.	Procedures for Indemnification	29
	20.5.	Settlements	29
	20.6.	Limitation of Liability	29
	20.7.	Insurance	29

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21.	Publications		30

	21.1.	Public Announcement of Agreement	30
	21.2.	Other Publicity	30

22.	Standstill		30

23.	Dispute Resolution		31

	23.1.	By Senior Officers	31
	23.2.	Arbitration	31

24.	Term and Termination		31

	24.1.	Term	31
	24.2.	Termination Upon ****	32
	24.3.	Termination for ****	32
	24.4.	Termination for ****	32
	24.5.	Termination Upon Breach	33
	24.6.	Partial Termination	33
	24.7.	Effective Date of Termination	33
	24.8.	Rights and Obligations on Termination	34
	24.9.	****.	35
	24.10.	Termination Fee	35
	24.11.	Survival	35
	24.12.	Remedies Not Exclusive	36

25.	Certain Taxes		36

	25.1.	Withholding Taxes and VAT	36
	25.2.	Evidence of Payment and Assistance	36

26.	Governmental Approval		36

	26.1.	HSR Filing	36
	26.2.	Obligations	36
	26.3.	Additional Approvals	37
	26.4.	Termination	37

27.	Miscellaneous		37

	27.1.	Entire Agreement	37
	27.2.	Headings; Definitions	37
	27.3.	Force Majeure	37
	27.4.	No Interference with Existing Businesses	38
	27.5.	Waiver	38
	27.6.	No Assignment	38
	27.7.	Severability	38
	27.8.	Notices	38
	27.9.	Choice of Law	39
	27.10.	Counterparts	39

_______________________

**** Material has been omitted and filed separately with the Commission.

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RESEARCH, CO-DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

                    This RESEARCH, CO-DEVELOPMENT AND COMMERCIALIZA-TION AGREEMENT, dated as of April 20, 2004 (“Agreement”), is made by and between BIOGENERIX AG, a corporation organized under the laws of the Federal Republic of Germany (“BioGeneriX”), and NEOSE TECHNOLOGIES, INC., a Delaware corporation (“Neose”).  BioGeneriX and Neose are sometimes referred to herein, individually, as a “party” and, collectively, as the “parties.”

BACKGROUND

                    A.     Each of BioGeneriX and Neose possesses certain intellectual property rights relating to the development of a Next Generation G-CSF.

                    B.     BioGeneriX and Neose have development programs relating to a Next Generation G-CSF.

                    C.     Neose and BioGeneriX believe that a joint development program that optimizes the contributions of each of Neose and BioGeneriX will accelerate the beneficial application of a Next Generation G-CSF to address important unmet needs for improved therapeutic products and will be in their mutual and individual best interests.

                    NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound hereby, the parties agree as follows:

          1.       Definitions.  As used in this Agreement, the following capitalized terms shall have the meanings set forth below.

                    1.1.     “Affiliate” means any individual or entity directly or indirectly controlling, controlled by or under common control with, a party to this Agreement.  Without limiting the foregoing, the direct or indirect ownership of over 50% of the outstanding voting securities of an entity, or the right to receive over 50% of the profits or earnings of an entity, shall be deemed to constitute control.

                    1.2.     “Allowable Costs” means:  (i) with respect to all activities other than those covered by clause (ii) or (iii) of this Section 1.2, the costs that are incurred in accordance with and limited by a budget approved by the Joint Project Team; (ii) with respect to supply of Products or chemicals and enzymes purchased by a party from a third party, the invoice price of such Products or chemicals and enzymes to the purchasing party; and (iii) with respect to the supply of Products or chemicals and enzymes manufactured by a party, the fully burdened, fairly allocated internal costs of the supplying party in connection with the manufacture, testing and storage of such reagents or Products, including reasonable and customary allocations of overhead expense and charges in the nature of depreciation and amortization of capitalized cost, and out-of-pocket expenses, to the extent any of the foregoing shall have been incurred by the respective party in accordance with United States generally accepted accounting principles, consistently applied by such party.

                    1.3.     “BioGeneriX” means BioGeneriX.

                    1.4.     “BioGeneriX Decision Date” means the first date on which **** shall have been completed, as reasonably determined and formally stated by the Collaboration Leaders.

                    1.5.     “BioGeneriX Technology” means any existing or future (i) patent application or issued patent owned or controlled by BioGeneriX in the Territory relating to the development or manufacture of G-CSF, including any addition, continuation, continuation-in-part, division, extension or renewal thereof, (ii) know-how, trade secrets, technical information, formulae, processes and data owned or controlled by BioGeneriX that relate to the composition, design, remodeling, development, manufacture or use of a Product, including, without limitation, preclinical and clinical results, (iii) the rights of BioGeneriX in and to any Trademark, and (iv) all rights of BioGeneriX in and to Joint Technology related to the Product; in each case, to the extent BioGeneriX has the right to license or sublicense any such right to Neose.

                    1.6.     “BioGeneriX Territory” means all countries of the world except the United States, Canada, Mexico and Japan.

                    1.7.     “BLA” means a Biologics License Application (or any successor application) filed with the FDA with respect to a Development Product, or any comparable filing made with a regulatory authority outside the United States.

                    1.8.     “Calendar Quarter” means each three-month period beginning on January 1, April 1, July 1 and October 1 of each year.

                    1.9.     “Clinical Development” means the clinical development activities described in Section 6.

                    1.10.   “CMO” means a third-party contractor mutually agreed upon by the parties to **** the **** for the Collaboration under a contract between such third-party contractor and BioGeneriX.

                    1.11.   “Collaboration” means the business of developing and commercializing a Product within the Territory, whether conducted directly by Neose or BioGeneriX or jointly by Neose and BioGeneriX.

                    1.12.   “Collaboration Leader” means the person designated from time to time by BioGeneriX or Neose, as the case may be, to manage its participation in the Collaboration and to facilitate the efficient operation of the Collaboration, as provided in Section 3.1.

**** Material has been omitted and filed separately with the Commission.

                    1.13.   “Commercialization” means the activities conducted following Regulatory Approval in any country in the Territory, as described in Section 7.

                    1.14.   “Commercial Product” means any Development Product that has received all Regulatory Approvals and any Pricing Approvals required to be obtained prior to marketing and selling such product in any country in the Territory.

                    1.15.   “Confidential Information” has the meaning set forth in Section 17.

                    1.16.   “Continuing Licensee” means a party that has duly elected  such status under any provision of this Agreement and thereby has the rights and obligations of a Continuing Licensee under Section 24.

                    1.17.   “Continuing Licensee Effective Date” means the later of (i) the date a party duly elects to become a Continuing Licensee under this Agreement, or (ii) if notification is required to be made under the HSR Act with respect to the rights to be granted to a Continuing Licensee, the expiration or earlier termination of any notice and waiting period under the HSR Act.

                    1.18.   “Continuing Licensor” means the party that becomes a Continuing Licensor as a result of the other party duly electing the status of Continuing Licensee, each having the rights and obligations provided under Section 24.

                    1.19.   “Development Product” means a Next Generation G-CSF, whether alone or in combination with another active ingredient, in development under this Agreement.

                    1.20.   “Effective Date” means the date of execution of this Agreement by both parties.

                    1.21.   “EMEA” means the European Agency for the Evaluation of Medicinal Products.

                    1.22.   “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

                    1.23.   “FDA” means the U.S. Food and Drug Administration.

                    1.24.   “Field” means the development of Development Products and commercialization of Commercial Products.

                    1.25.   “G-CSF” means a molecule having an **** to the first generation G-CSF products.

**** Material has been omitted and filed separately with the Commission.

                    1.26.   “GMP” means the applicable and required Good Manufacturing Practice regulations of the FDA and EMEA.

                    1.27.   “GMP Grade” means production of a Product in accordance with the Regulatory Standards and the process and procedures described in the Manufacturing Information.

                    1.28.   “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

                    1.29.   “IND” means an application for an Investigational Exemption for a New Drug filed with the FDA, or any comparable filing made with a regulatory authority outside the United States.

                    1.30.   “Joint Project Team” means the team established pursuant to Section 3.3, or any successor group appointed by the parties.

                    1.31.   “Joint Technology” means any invention or discovery, whether or not patentable that (i) during the Collaboration is made jointly by one or more employees of Neose and one or more employees of BioGeneriX, or (ii) would be deemed jointly owned by Neose and BioGeneriX in accordance with the U.S. patent laws.

                    1.32.   “Manufacturing Information” means all chemistry, formulation, manufacturing, quality control and other information required to be included in an IND or BLA.

                    1.33.   “****” means a molecule having ****.

                    1.34.   “Neose” means Neose and any Affiliate thereof.

                    1.35.   “Neose ****” means the research program of Neose that is conducted **** and directed toward the development and commercialization of a ****.

                    1.36.   “Neose Technology” means any existing or future (i) patent application or issued patent owned or controlled by Neose in the Territory relating to glycosylation design or remodeling of recombinant proteins and products made using any of Neose’s GlycoAdvance™, GlycoPEGylation™ and GlycoConjugation™ technologies, including any addition, continuation, continuation-in-part, division, extension or renewal thereof, (ii) know-how, trade secrets, technical information, formulae, processes and data owned or controlled by Neose which relate to the composition, design, remodeling, development, manufacture or use of the Product, including, without limitation, preclinical and clinical results, (iii) the rights of Neose in and to GlycoAdvance™,

**** Material has been omitted and filed separately with the Commission.

GlycoPEGylation™ and GlycoConjugation™ and any other Trademark, and (iv) all rights of Neose in and to Joint Technology related to a Product; in each case, to the extent Neose has the right to license or sublicense any such right to BioGeneriX.

                    1.37.   “Neose Territory” means the United States, Canada, Mexico and Japan.

                    1.38.   “Net Sales” means the invoiced price of a Commercial Product charged to an unaffiliated end user in the Territory (i.e., a third party whose use is intended to result in the consumption or destruction of the Commercial Product), net of returns and rejections, and after deducting, to the extent charged or credited to the purchaser and identified on the invoice or other documentation related to the sale, any sales or similar taxes, packaging charges, freight, insurance, trade and quantity discounts and allowances, rebates and commissions.

                    1.39.   “Next Generation G-CSF” means a molecule developed by the parties under this Agreement using G-CSF and the Neose Technology, which molecule has one or more improved or altered pharmacodynamic/pharmacokinetic characteristics compared to G-CSF.

                    1.40.   “Preclinical Development” means the preclinical development activities of the Collaboration described in Section 5.

                    1.41.   “Pricing Approval” means any pricing or third party reimbursement approval required for the marketing of a Commercial Product in any country in the Territory.

                    1.42.   “Product” means a Development Product or Commercial Product.

                    1.43.   “Reasonable Commercial Efforts” with respect to a party’s obligation under this Agreement will be deemed satisfied if the party exercises at least the same level of effort to perform such obligation as is customarily exercised by similarly situated parties developing or commercializing their own pharmaceutical products of like potential, with the party having such contractual obligation also having the burden of proof in the event of a dispute over its performance.

                    1.44.   “Regulatory Approval” means any marketing authorization (including authorizations approving a BLA) required for a Development Product in the Territory, exclusive of Pricing Approvals.

                    1.45.   “Regulatory Standards” means (i) the applicable facility license requirements and the GMP regulations of the FDA and EMEA applicable to the manufacturing facility for, or the production, storage or handling of, Products, and (ii) any standards of any governmental authority, whether within or outside the United States (including, without limitation, the Environmental Protection Agency, OSHA and state and local authorities), that apply to the manufacturing facility for, or the production, storage or handling of, Products.

                    1.46.   “Specifications” means the manufacturing, quality control, packaging, labeling, shipping and storage specifications for each Product, to be agreed to by the parties in writing and made a part of this Agreement as Exhibit A, as amended from time to time by agreement of the parties.  All Commercial Products shall be supplied under this Agreement in final, finished and packaged form suitable for end use.

                    1.47.   “Territory” means the world.

                    1.48.   “Third Party Licenses” means the licenses of third-party intellectual property rights a party deems necessary or desirable for the performance of its obligations under this Agreement.

                    1.49.   “Trademark” means any trademark, tradename or trade dress designated in writing by the parties for use with a Product anywhere in the Territory, whether pending, allowed or registered.

          2.      Purpose and Structure of the Collaboration

                    2.1.     Purpose.  The purpose of the Collaboration is to conduct development, manufacturing and commercialization activities related to Products, and to seek Regulatory Approval of Development Products in the Territory.

                    2.2.     Exclusivity

                               2.2.1.  Exclusive Relationship.  The parties shall work exclusively with each other, under this Agreement, on the development, manufacturing and commercialization of a Next Generation G-CSF, whether alone or in combination with any other active ingredient; provided, however, that at all times during the term of this Agreement, ****, shall be entitled to pursue work ****.  Except as provided in the preceding sentence, the parties will not, directly or indirectly, pursue the development, manufacturing or commercialization of any products containing any improved G-CSF, whether alone or in combination with any other active ingredient, except through the Collaboration under this Agreement.

                              2.2.2.  Right of First Offer..  If BioGeneriX or Neose develops any drug delivery technologies which may be used with various drug substances, including Products, to the extent that BioGeneriX or Neose, as the case may be, is entitled to do so, it shall offer to the other party such drug delivery technologies for use with Products by the Collaboration upon commercially reasonable terms.

                              2.2.3.  Compensation in Case of Commercialization of **** in Neose Territory.  Prior to any commercial sale of a **** in the Neose Territory, the

**** Material has been omitted and filed separately with the Commission.

parties shall have agreed upon commercially reasonable terms under which Neose shall be obligated to compensate BioGeneriX for the loss of royalties on Net Sales in the Neose Territory that is reasonably projected by the parties to occur as a result of the commercialization of the **** in the Neose Territory during the remaining term of this Agreement.

                              2.2.4.  BioGeneriX Option.  BioGeneriX shall have an exclusive option to market and distribute in the BioGeneriX Territory any **** during the Term, upon reasonable terms and conditions mutually agreed upon by the parties.  BioGeneriX may exercise such option by notice to Neose.  Promptly following such exercise, the parties shall negotiate, in good faith, an agreement setting forth the terms and conditions of their ****.  If the parties cannot reach agreement on such terms and conditions within one hundred and twenty (120) days following the exercise of such option by BioGeneriX, the option shall expire.

                    2.3.     Collaboration Structure.  The Collaboration will consist of three parts, to be conducted in series, as follows:

                              2.3.1.  Preclinical Development conducted by the parties, as described in Section 5;

                              2.3.2.  Clinical Development conducted by the parties, as described in Section 6; and

                              2.3.3.  Commercialization conducted by the parties, as described in Section 7.

          3.       Management of the Collaboration

                    3.1.     Collaboration Leaders.  The Collaboration shall be conducted directly by BioGeneriX and Neose.  Each party shall appoint a Collaboration Leader to oversee the management of the Collaboration, maintain communication with the Collaboration Leader for the other party, and facilitate the efficient operation of the Collaboration.  The initial Collaboration Leaders are:  (i) for BioGeneriX, ****; and (ii) for Neose, ****.  A party may designate a new Collaboration Leader at any time, and from time to time, by notice to the other party.

                    3.2.     Collaboration Communications and Records.  It is anticipated that there will be multiple levels of communication relating to the Collaboration among employees of BioGeneriX and employees of Neose.  Each Collaboration Leader will be responsible for maintaining appropriate records of the deliberations and decisions relating to the Collaboration.  A Collaboration Leader may sign any notice or approval on behalf

**** Material has been omitted and filed separately with the Commission.

of the party that appointed the Collaboration Leader, subject to any other signing requirements of such party and in conformity with this Agreement.  Until further notice, a party may rely on any notice or approval signed by the Collaboration Leader for the other party.

                    3.3.     Establishment and Responsibilities of Joint Project Team. Promptly following the Effective Date, the parties will establish a Joint Project Team to plan and monitor the activities of Preclinical Development, Clinical Development and Commercialization, to carry out all other obligations assigned to it under this Agreement or by the Collaboration Leaders, and to make recommendations to the Collaboration Leaders with respect to its activities.  In particular, from and after the Effective Date, the Joint Project Team shall be responsible for (i) preparing, reviewing and approving budgets for Preclinical Development and Clinical Development, which shall specify, among other things, the responsibilities of and Allowable Costs for each party, (ii) planning and monitoring Preclinical Development, (iii) establishing success criteria for the Development Product, (iv) coordinating and monitoring the planning and execution of Clinical Development to ensure that clinical trial data is of the form and quality appropriate for submission to European, United States and Japanese regulatory authorities, (v) planning and coordinating post-marketing approval studies, and (vi) such other activities as may be assigned to it by the Collaboration Leaders.  If the Joint Project Team does not reach a decision, the matter will be resolved in accordance with Section 23.1.

                    3.4.     Action by Joint Project Team.  The Joint Project Team shall consist of such number of members and alternate members as the parties may determine from time to time.  Each party shall appoint 50% of the permanent and alternate members of the Joint Project Team.  The members of the Joint Project Team shall include members of senior management of each party.  The members of the Joint Project Team representing a party and present at a meeting shall have one vote, collectively.  No action may be taken at a meeting of the Joint Project Team unless each party is represented by at least one member.

                    3.5.     Changes to Joint Project Team.  Each party may remove and replace its representatives on the Joint Project Team at any time, without cause, upon written notice to the other party.  An alternate member designated by a party shall be entitled to participate in the absence of a permanent member designated by such party.  All references to “members” in this Agreement refer to the then permanent members of the Joint Project Team and any alternate member acting in the place of a permanent member.

                    3.6.     Meetings.  Regular meetings of the Joint Project Team shall be scheduled by the Collaboration Leaders.  Special meetings of the Joint Project Team may be called by the Collaboration Leaders or by any two or more members, at least one of whom represents each party.  Meetings may be in person or by teleconference or videoconference, and notice of meetings may be by email.  Each party will bear its own costs in connection with the coordination of the Collaboration and the Joint Project Team.

                    3.7.     No Waiver.  No action nor any failure to act by the Joint Project Team shall alter, amend, waive or otherwise affect the obligations of the parties under this Agreement.

          4.       Initial Payment.  Upon the execution and delivery of this Agreement, BioGeneriX shall pay to Neose a nonrefundable fee of ****, to compensate Neose for a portion of the research and development activities performed by Neose prior to the execution date.

          5.       Preclinical Development

                    5.1.     Project Planning.  Promptly after the Effective Date, the Joint Project Team will coordinate the planning and execution of the plan and schedule for Preclinical Development, and shall approve the budget for Preclinical Development.  The Joint Project Team shall endeavor to ensure that the data from the preclinical studies of the Development Product will be suitable for use in applications for Regulatory Approvals in Europe and the United States (and, to the extent practicable, in the rest of the world), and shall perform its duties under the Agreement throughout the remainder of the Collaboration.

                    5.2.     Preclinical Development.  The responsibilities of the parties during the period of Preclinical Development shall include, among other things, the following:

                               5.2.1.  BioGeneriX shall be responsible for developing the manufacturing process for the protein drug substance for the Development Product, **** and BioGeneriX shall use Reasonable Commercial Efforts to supply to Neose sufficient quantities of the Development Product drug substance, for remodeling by Neose using the Neose Technology, to produce the Development Product for preclinical studies, in each case, at the sole cost and expense of BioGeneriX.

                               5.2.2.  Neose shall use Reasonable Commercial Efforts to develop processes for the large-scale production under GMP of the chemicals and enzymes covered by the Neose Technology.

                               5.2.3.  BioGeneriX and Neose shall undertake the process development activities required for the GMP manufacturing of the Development Product, including, without limitation, analytical methods and formulation development activities required for the development of the Development Product.

                               5.2.4.  Neose shall use Reasonable Commercial Efforts to produce the Development Product in sufficient quantities for preclinical studies pursuant to any INDs.

**** Material has been omitted and filed separately with the Commission.

                               5.2.5.  The parties shall work together with a view to ensuring that the entire process for the development, manufacturing and formulating of the Development Product, and the use of the Product, **** BioGeneriX from commercializing the Commercial Product in the BioGeneriX Territory or Neose from commercializing the Commercial Product in the Neose Territory.

                               5.2.6.  BioGeneriX and Neose shall cooperate, as determined by the Joint Project Team, in the planning and conduct of the preclinical studies.

                               5.2.7.  BioGeneriX shall prepare any INDs relating to a Development Product in the BioGeneriX Territory, and, upon the request of BioGeneriX, Neose will prepare appropriate sections of such INDs.

                    5.3.     Third Party Licenses.  Each party shall use Reasonable Commercial Efforts to obtain and maintain any and all additional Third Party Licenses required for the performance of its Preclinical Development obligations, at its sole cost and expense, provided, however, that if the parties agree to pursue any Third Party Licenses under this Section 5.3 jointly, the cost and expense of such licenses shall be Allowable Costs.  Each party shall use Reasonable Commercial Efforts to ensure that any such licenses that are not jointly held shall include any sublicense rights that may be required to enable the parties to perform their obligations under this Agreement; and, with respect to any new licenses acquired after the Effective Date, each party shall use Reasonable Commercial Efforts to ensure that the licensor agrees that any sublicense granted thereunder to the other party shall survive the termination of such license.

                    5.4.     Funding of Preclinical Development.  Except as provided in Section 5.2.1, the Allowable Costs of each party incurred in connection with Preclinical Development shall be shared equally by the parties and shall be reconciled quarterly; provided, however, that BioGeneriX shall not be required to pay more than **** for its share of process development activities conducted under Section 5.2.2.  Within 30 days after the end of each Calendar Quarter during Preclinical Development, each party shall provide to the Collaboration Leader for the other party a statement setting forth in reasonable detail its Allowable Costs incurred in connection with its Preclinical Development responsibilities during such Calendar Quarter.  Each party shall cooperate by providing supplemental information reasonably requested by the other party to confirm the accuracy of any such statement.  Any undisputed imbalance between the parties’ Allowable Costs incurred in connection with Preclinical Development during a Calendar Quarter shall be corrected within 45 days after the end of such Calendar Quarter, within which period the party whose Allowable Costs were lower shall pay to the other party one-half of the difference between their Allowable Costs incurred in connection with Preclinical Development for the Calendar Quarter.

**** Material has been omitted and filed separately with the Commission.

          6.     Clinical Development

                  6.1.     Planning and Initiation.  Commencing promptly after the ****, the Joint Project Team will coordinate the planning and execution of the plan, budget and schedule for Clinical Development and Commercial Development. The Joint Project Team shall endeavor to ensure that the data from the clinical trials of the Development Product will be suitable for use in applications for Regulatory Approvals in Europe and the United States and, to the extent practicable, in the rest of the world.

                  6.2.     Responsibilities.  BioGeneriX shall have the primary responsibility for Clinical Development, provided that Neose shall be entitled to conduct certain clinical studies pursuant to Section 6.3.  The responsibilities of the parties in connection with the activities of Clinical Development shall include, among other things, the following.

                              6.2.1.  Supply of Development Product.  BioGeneriX shall use Reasonable Commercial Efforts to ensure the manufacturing and supply of the Development Product required for Clinical Development, through to the completion of Phase III clinical trials anywhere in the Territory, at the sole cost and expense of BioGeneriX.  BioGeneriX shall use Reasonable Commercial Efforts to ensure that the Development Product is acceptable for purposes of obtaining Regulatory Approvals in a timely manner.  BioGeneriX shall use Reasonable Commercial Efforts to ensure compliance with all establishment registration requirements, and to obtain all other applicable approvals required, for the production of Products under this Agreement.  The final selection of any **** shall be made only with the prior written approval of the Collaboration Leader for Neose, and no change in the **** shall be made without the written approval of the Collaboration Leader of Neose, which shall not be unreasonably withheld or delayed.

                              6.2.2.  Clinical Trials.  BioGeneriX shall be responsible for the conduct of all clinical trials of the Development Product that the Joint Project Team deems necessary for Regulatory Approvals in the BioGeneriX Territory and the United States, through to the completion of Phase III clinical trials, at the sole cost and expense of BioGeneriX.  In addition, BioGeneriX shall be responsible for any further clinical studies required as a condition to granting any Regulatory Approvals in the BioGeneriX Territory or the United States.  Neose shall have the right to conduct certain additional clinical trials in accordance with Section 6.3.

                              6.2.3.  Limited Transfer by Neose.  Neose shall transfer limited rights in the Neose Technology to BioGeneriX ****, as required, solely for GMP Grade manufacturing of the Development Product by BioGeneriX, ****.  BioGeneriX shall ensure that **** is bound to BioGeneriX by like obligations of confidentiality and

**** Material has been omitted and filed separately with the Commission.

restrictions on use applicable to such information, the Development Product, and ****.  BioGeneriX shall be responsible for **** of such agreement.

                              6.2.4.  Process Reagents.  Neose shall supply reasonable quantities of GMP Grade chemicals and enzymes covered by the Neose Technology, solely for GMP manufacturing of the Development Product in accordance with this Agreement, at the sole cost and expense of Neose.

                              6.2.5.  Other Clinical Supplies.  BioGeneriX shall supply all clinical supplies required for Clinical Development, at the sole cost and expense of BioGeneriX, except the chemicals and enzymes provided by Neose under Section 6.2.4.

                              6.2.6.  Regulatory Submissions for Neose Territory.  Neose shall be responsible for the preparation and submission of all applications for Regulatory Approvals and Pricing Approvals required in the Neose Territory, at the sole cost and expense of Neose.

                              6.2.7.  Regulatory Submissions for BioGeneriX Territory.  BioGeneriX shall be responsible for the preparation and submission of all applications for Regulatory Approvals and Pricing Approvals required in the BioGeneriX Territory, at the sole cost and expense of BioGeneriX.

                              6.2.8.  Cooperation Regarding Regulatory Submissions.  Each party promptly shall supply information, as reasonably requested by the other party, for use in the regulatory applications to be prepared by such party in accordance with Section 6.2.6 or 6.2.7, without cost to the requesting party.

                              6.2.9.  Diligence.  Each party shall use Reasonable Commercial Efforts to obtain the approvals it is responsible for under this Agreement.  Notwithstanding the foregoing, each party acknowledges that there can be no assurance that any such approvals will be obtained for a Development Product anywhere in the Territory.

                    6.3.    Additional Clinical Studies Conducted in Neose Territory.

                              6.3.1.  Neose Territory Excluding Japan.  If Neose deems it desirable to supplement the clinical trials conducted pursuant to Section 6.2.2 to expedite or facilitate Regulatory Approvals in any country in the Neose Territory other than Japan, Neose shall have the right to perform such studies, at its sole cost and expense.  If Neose performs any such additional regulatory studies, it shall be entitled to recover 75% of its Allowable Costs for such studies by setting off such Allowable Costs against the royalties due to BioGeneriX under Section 7.4.6, provided that Neose shall not be entitled to set

**** Material has been omitted and filed separately with the Commission.

off more than 75% of the royalties due under Section 7.4.6 in any calendar year.  If Neose conducts any post-marketing clinical studies that are not directed to obtaining Regulatory Approvals in any country in the Neose Territory, Neose shall be responsible for the cost and expense of such studies, and no recovery of its Allowable Costs for such studies shall be permitted against royalties due to BioGeneriX.

                              6.3.2.  Japan.  Any and all clinical studies specifically conducted for Regulatory Approvals in Japan and any post-marketing clinical studies conducted in Japan shall be at the cost and expense of Neose, and no recovery of its Allowable Costs for such studies shall be permitted against royalties due to BioGeneriX.

                    6.4.     Ownership of Clinical Trial Data and Regulatory Dossiers

                              6.4.1.  Clinical Trial Data.  The data from all clinical trials of the Development Product conducted by either party shall be jointly owned by BioGeneriX and Neose.

                              6.4.2.  Regulatory Dossiers.  BioGeneriX (and the respective marketing authority license holders in the BioGeneriX Territory) shall own all regulatory dossiers submitted in the BioGeneriX Territory with respect to the Development Product, and Neose (and the respective marketing authority license holders in the Neose Territory) shall own all regulatory dossiers submitted in the Neose Territory with respect to the Development Product.  Each party will share with the other party the contents of its regulatory dossiers with respect to the Development Product for the purpose of submitting applications for Regulatory Approvals in their respective portions of the Territory.

                    6.5.     Third Party Licenses.  Each party shall use Reasonable Commercial Efforts to obtain and maintain any and all Third Party Licenses required for the performance of its Clinical Development obligations, at its sole cost and expense, provided, however, that if the parties agree to pursue any Third Party Licenses under this Section 6.5 jointly, the cost and expense of such licenses shall be Allowable Costs.  Each party shall use Reasonable Commercial Efforts to ensure that any such licenses that are not jointly held shall include any sublicense rights that may be required to enable the parties to perform their obligations under this Agreement; and, with respect to any new licenses acquired after the Effective Date, each party shall use Reasonable Commercial Efforts to ensure that the licensor agrees that any sublicense granted thereunder to the other party shall survive the termination of such license.

                    6.6.     Funding of Clinical Development.  The responsibilities of the parties for funding Clinical Development are set forth in Sections 6.2 through 6.5.

          7.     Commercialization

                    7.1.     Planning and Oversight.  In an effort to ensure that the activities of either party do not adversely affect the activities of the other party in its portion of the Territory, the parties shall cooperate in the planning and oversight of their commercialization activities. Upon the mutual agreement of the parties, which shall be communicated by each Collaboration Leader, the Joint Project Team shall coordinate and oversee the marketing strategy for the Commercial Product on a country-by-country basis in the Territory under this Agreement, and shall plan and coordinate any post marketing studies of the Commercial Product.  The prior approval of the Collaboration Leaders shall be required in respect of each party’s:

                              7.1.1.  selection of any form of label, package insert and packaging for the Products;

                              7.1.2.  selection of any Trademark for the Products;

                              7.1.3.  pricing and reimbursement strategy for the Commercial Product;

                              7.1.4.  conduct of pre-marketing efforts for the Commercial Product, including symposia and other marketing efforts; and

                              7.1.5.  establishment of any schedule for Commercial Product launch.

                    7.2.    Co-Marketing.

                              7.2.1.  ****.  Promptly after the execution of this Agreement, the parties shall meet to discuss whether a **** would be in their best interests.  Upon mutual agreement of the parties to move forward with a ****, the parties shall diligently seek to identify a **** and negotiate a mutually acceptable **** agreement for Commercial Product.  If, prior to the completion of Preclinical Development:  (i) the parties have identified ****, (ii)  the identified ****; and (iii) based upon the identified ****.

                              7.2.2.  By a Party.  At any time after the completion of Preclinical Development, if the parties have ****, BioGeneriX shall have the right to select one or more co-marketing or co-promotion partners to assist with commercialization of the Commercial Product in the BioGeneriX Territory, and Neose shall have the right to select one or more co-marketing or co-promotion partners to assist with commercialization of the Commercial Product in the Neose Territory, in each case, subject to the reasonable approval of the other party.  Each party shall inform its co-marketing or co-promotion partners of its obligations under this Agreement and shall require its co-marketing or co-promotion partners to comply with all of such obligations, as applicable.  Each party shall be responsible for any breach of this Agreement resulting from the action or inaction of any of its co-marketing or co-promotion partners.

**** Material has been omitted and filed separately with the Commission.

                    7.3.    BioGeneriX Territory

                              7.3.1.  Marketing and Distribution.  BioGeneriX shall have the exclusive right to market and distribute the Commercial Product in the BioGeneriX Territory.

                              7.3.2.  Process Reagents.  Subject to reasonable supply terms mutually agreed upon by the parties, Neose shall use Reasonable Commercial Efforts to supply all chemicals and enzymes covered by the Neose Technology, solely for GMP Grade manufacturing of any Product by or for BioGeneriX, in contemplation of sale under a BLA (commencing with the first validation batch), in accordance with this Agreement, and BioGeneriX shall reimburse Neose’s Allowable Costs for such reagents.

                              7.3.3.  Supply of Commercial Products.  BioGeneriX shall be responsible for the manufacture and supply of the Commercial Products in accordance with the Specifications for marketing and distribution in the BioGeneriX Territory, at the sole cost and expense of BioGeneriX.

                              7.3.4.  Royalties.  BioGeneriX shall pay royalties to Neose on Net Sales by BioGeneriX in each calendar year during the term of this Agreement, as follows, subject to adjustment in accordance with Sections 7.3.5 and 7.3.6:

                                         7.3.4.1.   In respect of the first **** (or equivalent) of Net Sales in the BioGeneriX Territory in the calendar year, **** of such Net Sales; and

                                         7.3.4.2.  In respect of all Net Sales in the BioGeneriX Territory in excess of  **** (or equivalent) in the calendar year, **** of such Net Sales.

                              7.3.5.  BioGeneriX Stacking Protection.  If BioGeneriX becomes obligated to pay royalties for technology under Third Party Licenses and the aggregate royalty rate owed by BioGeneriX to all parties (including Neose) to manufacture and sell Commercial Products exceeds **** with respect to royalties payable under Section 7.3.4.1 or **** with respect to royalties payable under Section 7.3.4.2, then each of the royalty rates payable to Neose under Section 7.3.4 shall be reduced to the greater of the stacked royalty rate calculated by the following formula or **** of the rate set forth in the applicable section:

                    SR = A([insert applicable stacking trigger*]/(A+B))

                    Where:

                    SR = Stacked royalty payable to Neose

**** Material has been omitted and filed separately with the Commission.

                    A = royalty rate payable to Neose before reduction

                    B = sum of royalty rates owed by BioGeneriX, before stacking, to all third parties

                    * = ****,  as the case may be

                              7.3.6.  Additional Adjustment for Neose Stacking.  If, at any time, Neose is entitled to reduce the royalties payable to BioGeneriX as a result of the stacking provisions of Section 7.4.6 and at such time BioGeneriX is not entitled to reduce the royalties payable to Neose as a result of the stacking provisions of Section 7.3.5, then for so long as that condition exists, BioGeneriX shall be entitled to reduce the royalties payable to Neose as follows:  (i) the royalty rate payable under Section 7.3.4.1 shall be reduced by **** of the reduction in royalty rate that Neose is entitled to take under Section 7.4.5.1, and (ii) the royalty rate payable under Section 7.3.4.2 shall be reduced by **** of the reduction in royalty rate that Neose is entitled to take under Section 7.4.5.2, in each case as a result of the application of Section 7.4.6.  The foregoing provisions of this Section 7.3.6 shall not apply at any time when (i) Neose is not entitled to reduce royalties pursuant to Section 7.4.6 or (ii) BioGeneriX is entitled to reduce royalties pursuant to Section 7.3.5.

                    7.4.     Neose Territory

                              7.4.1.  Marketing and Distribution.  Neose shall have the exclusive right to market and distribute the Commercial Product in the Neose Territory.

                              7.4.2.  License.  If Neose elects to file for Regulatory Approval for a Commercial Product in any countries in the Neose Territory, Neose shall grant BioGeneriX a license, under the Neose Technology, to make and sell the Commercial Product to Neose.

                              7.4.3.  Purchase and Supply of Products.  Neose shall purchase its requirements of Products, in contemplation of sale under a BLA (commencing with the first validation batch), exclusively from BioGeneriX, and BioGeneriX shall supply Neose with such requirements of Products in accordance with the Specifications, and Neose shall reimburse BioGeneriX’s Allowable Costs for such Products.

                              7.4.4.  Milestone Payment.  Neose shall pay to BioGeneriX a nonrefundable, one-time milestone payment in the amount of **** upon the commercial launch of the Commercial Product in the United States.

**** Material has been omitted and filed separately with the Commission.

                              7.4.5.  Royalties.  Neose shall pay royalties to BioGeneriX on Net Sales by Neose in each calendar year during the term of this Agreement, as follows, subject to adjustment in accordance with Sections 7.4.7 and 7.4.8:

                                        7.4.5.1.  In respect of the first **** (or equivalent) Net Sales in any country in the Neose Territory other than Japan in the calendar year, **** of such Net Sales;

                                        7.4.5.2.  In respect of all Net Sales in any country in the Neose Territory other than Japan in excess of **** (or equivalent) in the calendar year, **** of such Net Sales;

                                        7.4.5.3.  In respect of the first **** (or equivalent) Net Sales in Japan in the calendar year, **** of such Net Sales; and

                                        7.4.5.4.  In respect of all Net Sales in Japan in excess of **** (or equivalent) in the calendar year, **** of such Net Sales;

                              7.4.6.  Neose Stacking Protection.  If Neose becomes obligated to pay royalties for technology under Third Party Licenses and the aggregate royalty rate owed by Neose to all parties (including BioGeneriX) to sell Commercial Products exceeds **** with respect to royalties payable under Section 7.4.5.1, **** with respect to royalties payable under Section 7.4.5.2, **** with respect to royalties payable under Section 7.4.5.3, or **** with respect to royalties payable under Section 7.4.5.4, then in each applicable case, the royalty rates payable to BioGeneriX under Section 7.4.5 shall be reduced to the greater of the stacked royalty rate calculated by the following formula or **** of the rate set forth in the applicable section:

                    SR = A([insert applicable stacking trigger*]/(A+B))

                    Where:

                    SR = Stacked royalty payable to BioGeneriX

                    A = royalty rate payable to BioGeneriX before reduction

                    B = sum of royalty rates owed by Neose, before stacking, to all third parties

                    * = ****, as the case may be

                              7.4.7.  Additional Adjustment for BioGeneriX Stacking.  If, at any time, BioGeneriX is entitled to reduce the royalties payable to Neose as a result of the

**** Material has been omitted and filed separately with the Commission.

stacking provisions of Section 7.3.5 and at such time Neose is not entitled to reduce the royalties payable to BioGeneriX as a result of the stacking provisions of Section 7.4.6, then for so long as that condition exists, Neose shall be entitled to reduce the royalties payable to BioGeneriX as follows:  (i) the royalty rates payable under Sections 7.4.5.1 and 7.4.5.3 shall be reduced by **** of the reduction in royalty rate that BioGeneriX is entitled to take under Section 7.3.4.1, and (ii) the royalty rates payable under Sections 7.4.5.2 and 7.4.5.4 shall be reduced by **** of the reduction in royalty rate that BioGeneriX is entitled to take under Section 7.3.4.2, in each case as a result of the application of Section 7.3.5.  The foregoing provisions of this Section 7.4.7 shall not apply at any time when (i) BioGeneriX is not entitled to reduce royalties pursuant to Section 7.3.5 or (ii) Neose is entitled to reduce royalties pursuant to Section 7.4.6.

          8.       Regulatory Compliance

                    8.1.     Establishment Licenses.  Each of BioGeneriX and Neose will be responsible for complying with all establishment registration requirements and obtaining all other applicable approvals required for its activities in respect of the production of Products under this Agreement.

                    8.2.     Regulatory and Pricing Approvals.  It is intended that all Regulatory Approvals and Pricing Approvals relating to Products in the BioGeneriX Territory will be owned by, and registered in the name of, BioGeneriX, and that all Regulatory Approvals and Pricing Approvals relating to Products in the Neose Territory will be owned by, and registered in the name of, Neose.  To the extent that local law in any country requires any other ownership or registration, each party will take such actions as are permitted by law to assign or transfer its rights in any Regulatory Approvals and Pricing Approvals, and otherwise will exercise its rights thereunder, in a manner consistent with this Agreement.

                    8.3.     Diligence.  Each party shall use Reasonable Commercial Efforts to obtain the approvals it is responsible for under this Agreement.  Notwithstanding the foregoing, each party acknowledges that there can be no assurance that any Regulatory Approval or Pricing Approval will be obtained for a Product in the Territory.

                    8.4.     Territory Adjustments.  If at any time BioGeneriX or Neose determines that it is not possible, practicable or desirable to seek or maintain the Regulatory Approvals or Pricing Approvals required to develop and commercialize a Product in any country or countries in its portion of the Territory, the party making such determination promptly shall inform the other party and offer the other party the right to include such country or countries in its portion of the Territory, on reasonable terms, as mutually agreed by the parties by amendment of this Agreement.

**** Material has been omitted and filed separately with the Commission.

          9.       Manufacturing of Products

                    9.1.     Facilities.  Each of BioGeneriX and Neose will use Reasonable Commercial Efforts, including capital investments, to produce, or have produced, GMP Grade Products (in the case of BioGeneriX) and chemicals and enzymes covered by the Neose Technology (in the case of Neose), in each case, in quantities sufficient for the purposes of the Collaboration.  The schedule for meeting commercial scale capacity will be determined by the Joint Project Team, taking into account the quantities of Products required by the Collaboration, the probable regulatory schedule and additional capital requirements.  Except as otherwise provided in this Agreement, the costs incurred by each party in meeting its obligations under this Section 9.1 shall be at its sole cost and expense.

                    9.2.    Warranties and Limitations

                              9.2.1.  Warranties

                                         9.2.1.1.  BioGeneriX warrants that each shipment of Products will conform to the Specifications and will be made, stored, packaged, labeled and controlled by BioGeneriX in accordance with all applicable laws and regulations and in accordance with the process and procedures contained in the applicable Regulatory Standards.

                                        9.2.1.2.  Neose warrants that each shipment of chemicals and enzymes to BioGeneriX will conform to the specifications therefor then agreed to by the Joint Project Team and will be made in accordance with all applicable laws.

                              9.2.2.  No Warranty of Effect.  Neither party warrants either a good effect, or against an ill effect, following the use of the Product.

                              9.2.3.  Notice of Known Breach Upon Receipt, Dispute Procedure and Replacement Obligation.  If Neose becomes aware that any Products do not meet the warranties set forth in Section 9.2.1 upon receipt by Neose, Neose shall promptly provide notice to BioGeneriX that such Products are nonconforming, together with any available documentation establishing the claim.  BioGeneriX shall be entitled to dispute any such claim by providing Neose access to documentation describing BioGeneriX’s (i) methodologies for testing the Product and (ii) test results indicating that the Product did not fail to conform with the applicable warranties when shipped.  In the case the nonconformance of the Products is proved, BioGeneriX shall promptly replace any nonconforming Products at the sole cost and expense of BioGeneriX.

                              9.2.4.  Limitations.  EXCEPT AS EXPRESSLY SET FORTH IN SECTION 9.2.1, NEITHER PARTY MAKES ANY EXPRESS OR IMPLIED WARRANTIES, STATUTORY OR OTHERWISE, CONCERNING THE PRODUCTS, CHEMICALS OR ENZYMES.  SPECIFICALLY, BUT WITHOUT LIMITING THE FOREGOING, NEITHER PARTY MAKES ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANGABILITY, FITNESS FOR A PARTICULAR

PURPOSE, QUALITY OR USEFULNESS OF THE PRODUCTS, CHEMICALS OR ENZYMES.

                    9.3.     Quality Assurance.  BioGeneriX will provide to Neose concurrently with each shipment of Products a Certificate of Analysis stating that the Products conform to the Specifications and have been made in accordance with the process and procedures contained in the Manufacturing Information and applicable Regulatory Standards.  All quality control testing of the Products, whether conducted by BioGeneriX or through third party laboratories, shall be performed in accordance with GMP and comparable requirements of other applicable regulatory authorities.  Neose shall release any Products for use in the Neose Territory in accordance with all applicable laws.  No testing by Neose of any Products or their manufacturing facilities shall release BioGeneriX from the warranties provided under Section 9.2.

                    9.4.     Process Modifications.  BioGeneriX will not modify any process or procedure used in the manufacture of a Product without obtaining the prior consent of Neose, which shall not be unreasonably withheld or delayed.

                    9.5.     Facility Audit and Inspections.  BioGeneriX shall, upon reasonable advance notice, permit Neose or any authorized representative to audit the manufacturing process and the manufacturing, production and control records for the Products.  Any such inspection shall be conducted subject to Neose’s confidentiality obligations under this Agreement.  BioGeneriX shall take appropriate actions to adopt reasonable suggestions of Neose to correct any deficiencies identified by such inspection or audit.

                    9.6.     Supply Shortages.  In the event of a Commercial Product shortage, BioGeneriX shall allocate its available supplies and inventory to satisfy the requirements of the Collaboration, before allocating supplies and inventory to other uses.  As between the parties, BioGeneriX shall allocate its available supplies of Commercial Product equitably between the orders placed by Neose for the Neose Territory and the requirements of BioGeneriX for the BioGeneriX Territory, so that each party receives the same proportion of its requirements during the shortage, unless another allocation is mutually agreed upon.

                    9.7.     Default in Supply Obligation

                              9.7.1.  Supply of Products.  BioGeneriX shall take all reasonable steps to ensure continuing production of an adequate supply of Products for the Collaboration.  If BioGeneriX cannot satisfy its obligations to make a Product under this Agreement for a period of sixty (60) consecutive days, including any failure caused by a force majeure event under Section 27.3, Neose shall be entitled to make the Product itself or to have the Product made by a qualified third party until BioGeneriX demonstrates that it is able to resume supply under the terms of this Agreement.  For the duration of such supply shortage, Neose shall be entitled, upon request, to have the rights of a “Continuing Licensee” under Section 24.

                              9.7.2.  Supply of Chemicals and Enzymes.  Neose shall take all reasonable steps to ensure continuing production of an adequate supply of the chemicals and enzymes covered by the Neose Technology required for the Collaboration.  If Neose cannot satisfy its obligations to supply any such chemicals or enzymes under this Agreement for a period of sixty (60) consecutive days, including any failure caused by a force majeure event under Section 27.3, BioGeneriX is entitled to ask Neose for remedies for direct damages and for a penalty in an amount equal to the share of process development activities funded by BioGeneriX pursuant to Section 5.4, not to exceed US$3 million. In addition. BioGeneriX shall be entitled to make such chemicals or enzymes itself or to have them made by a qualified third party until Neose demonstrates that it is able to resume supply under the terms of this Agreement.  For the duration of such short supply, BioGeneriX shall be entitled, upon request, to have the rights of a “Continuing Licensee” under Section 24.

                    9.8.     Manufacturing Licenses

                              9.8.1.  License by BioGeneriX.  To the extent required to enable Neose to assume the manufacturing of Product under Section 9.7.1 or 24.8, BioGeneriX hereby grants, and agrees to grant, to Neose a royalty-bearing license, with the right to sublicense, in and to the BioGeneriX Technology in the Field, as required to permit Neose or a third party sublicensee to manufacture the Product in an efficient manner.  Such license shall contain the terms and provisions established in accordance with Section 24.8.1.

                              9.8.2.  License by Neose.  To the extent required to enable BioGeneriX to make any chemicals or enzymes covered by the Neose Technology under Section 9.7.2 or 24.8, Neose hereby grants, and agrees to grant, to BioGeneriX a royalty-bearing license, with the right to sublicense, in and to the Neose Technology in the Field, as required to permit BioGeneriX or a third party sublicensee to manufacture such chemicals or enzymes in an efficient manner.  Such license shall contain the terms and provisions established in accordance with Section 24.8.1.

                    9.9.     Deposit of Biological Materials.  Each party shall deposit with a mutually agreeable depository, upon terms customary in the industry, all biological materials used in its manufacturing process, and shall provide all manufacturing information required to enable the other party to manufacture the Product in accordance with this Agreement.

          10.     Trademarks

                    10.1.    Approval and Maintenance.  Unless otherwise agreed in writing by the parties, the Joint Project Team shall approve the Trademarks to be used for the Products and shall establish procedures to be used by the parties to ensure maintenance of the Trademarks in accordance with good trademark practice.

                    10.2.    Ownership and Use.  A Trademark created by the parties after the Effective Date shall be deemed Joint Technology and may not be used by a party with any product outside the Field anywhere in the Territory.  Neither party shall use a Trademark associated with a Product in connection with another product in such a manner as would be likely to cause confusion in the mind of the public.

                    10.3.    No Adverse Actions.  Neither party shall, during the term of this Agreement, contest the other party’s ownership of the Trademarks that are deemed Joint Technology under this Agreement or take any action adverse to the ownership of such Trademarks by the other party or its successors or assigns.

          11.     Labeling.  The label, package insert, packaging, advertising and promotional materials for each Product shall be approved by the Joint Project Team.  All such materials shall identify the names of both parties, unless prohibited by applicable law.

          12.     Certain Regulatory Matters

                    12.1.    Meetings with Government Agencies.  Each party shall promptly advise the other party, through its Collaboration Leader, of any planned meeting with the FDA, EMEA or other government agency to which an IND is submitted or a Regulatory Approval is sought, and shall allow the other party to send a representative to observe the proceedings of such meeting.  In addition, each party shall promptly furnish to the Collaboration Leader for the other party copies of all correspondence with any such government agency that is sent or received prior to receipt of Regulatory Approval from such agency.

                    12.2.    Governmental Inspection.  Each party shall advise the other party, through its Collaboration Leader, of any governmental visits to, or written or oral inquiries about, any facilities or procedures for the manufacture, storage or handling of a Product, promptly (but in no event later than seven calendar days) after such visit or inquiry.  Each party shall furnish to the Joint Project Team, within seven days after receipt, a copy of any report or correspondence issued by the governmental authority in connection with such visit or inquiry, purged only of confidential or proprietary information that is unrelated to the Products and the activities under this Agreement.  In addition, each party shall furnish to the Collaboration Leader for the other party, at least five working days prior to sending, a copy of any correspondence proposed to be sent to any governmental authority that is related to the Products or the activities under this Agreement, and shall revise such correspondence to take into account the reasonable suggestions of the Collaboration Leader for the other party made during the five-working-day period.

                    12.3.    Government Inquiries.  Each party shall advise the other party, through its Collaboration Leader, of any inquiry, notice or investigation initiated or made by any governmental authority relating to the clinical development, promotion, advertisement, marketing or sale of the Products or any of its other activities under this Agreement.  The parties shall cooperate and consult with each other in responding to the governmental authority.

                    12.4.    Adverse Reactions.  The Joint Project Team shall establish procedures by which each party will receive notice from the other party, and will report to the other party, any adverse drug reactions related to a Product.  The procedures shall be established by the Joint Project Team in the Territory prior to the filing of any IND for a Development Product, and shall be consistent with the strictest requirements in any jurisdiction.

                    12.5.    Recalls and Market Withdrawals.  If at any time (i) any governmental or regulatory authority in the Territory issues a request, directive, or order that a Product be recalled or withdrawn, or (ii) a court of competent jurisdiction orders such a recall or withdrawal in the Territory, or (iii) a party determines that a Product should be recalled, the parties shall take all appropriate corrective actions to effect the recall or withdrawal.  If a dispute about the necessity of a recall cannot be resolved in accordance with Section 23.1, either party may order a recall (without proceeding to arbitration under Section 23.2) if in its reasonable judgment it is required to do so by law.  The costs and expenses of notification and destruction or return of the recalled or withdrawn Product in the Neose Territory shall be borne by Neose, and in the BioGeneriX Territory shall be borne by BioGeneriX, subject to each party’s right to indemnification under Section 20.3.

                    12.6.    Compliance with Law.  Each party shall comply with all applicable laws, rules and regulations that are material to the conduct of its activities under this Agreement.

          13.     Licenses and Intellectual Property Matters

                    13.1.    Cross Licenses During Development

                                13.1.1.  Research License by Neose.  Neose hereby grants to BioGeneriX a royalty-free, nonexclusive license, with no right to sublicense, in and to the Neose Technology in the Field to develop and use Products in the Territory in accordance with this Agreement.  Neose hereby also grants to BioGeneriX a perpetual, royalty-free license with no accounting of all know-how included in the Neose Technology in the Field for any use by BioGeneriX.

                                13.1.2.  Research License by BioGeneriX.  BioGeneriX hereby grants to Neose a royalty-free, nonexclusive license, with no right to sublicense, in and to the BioGeneriX Technology in the Field to develop and use Products in the Territory in accordance with this Agreement.  BioGeneriX hereby also grants to Neose a perpetual, royalty-free license with no accounting of all know-how included in the BioGeneriX Technology in the Field for any use by Neose.

                    13.2.    Licenses During Commercialization

                                13.2.1.  Commercial License by Neose.  Upon commencement of Commercialization, Neose will grant to BioGeneriX a nonexclusive, royalty-free license, with no right to sublicense, in and to the Neose Technology in the Field, to the extent required for BioGeneriX to conduct its responsibilities under this Agreement.

                                13.2.2.  Commercial License by BioGeneriX.  Upon commencement of Commercialization, BioGeneriX will grant to Neose a nonexclusive, royalty-free license, with no right to sublicense, in and to the BioGeneriX Technology in the Field, to the extent required for Neose to conduct its responsibilities under this Agreement.

                   13.3.     Retained Rights.  BioGeneriX reserves the right to use the BioGeneriX Technology in the Field (subject to Section 24) and for any purpose whatsoever outside the Field, without liability to Neose.  Neose reserves the right to use the Neose Technology in the Field (subject to Section 24) and for any purpose whatsoever outside the Field, without liability to BioGeneriX.

                   13.4.     Inventions.  In the case of any invention made by employees of one or both of the parties arising under the Collaboration, the parties and the relevant employees of the parties shall agree upon (i) who shall apply for patent or other registration required for the protection of the invention, (ii) by which party or persons the costs of such application or registration shall be borne, and which party or persons shall be the owner of the related intellectual property rights.  Subject to the foregoing, the parties agree to take all appropriate actions that are necessary or desirable to assign the intellectual property rights arising under the Collaboration as follows:  (i) any and all rights relating to the Neose Technology shall be assigned to Neose, (ii) except as provided in clause (i) above, any and all rights relating to the BioGeneriX Technology shall be assigned to BioGeneriX (iii) any and all rights in and to the Product anywhere in the BioGeneriX Territory shall be assigned to BioGeneriX, and (iv) any and all rights in and to the Product anywhere in the Neose Territory shall be assigned to Neose, subject in each case, to the licenses granted in this Agreement.

                    13.5.     Intellectual Property Protections

                                13.5.1.  Control.  Each party shall be responsible for and shall have the right to control the prosecution, maintenance, reissue, reexamination, renewal and extension of the patent applications, issued patents and Trademarks included in the intellectual property licensed by it to the other party pursuant to this Section 13, except Joint Technology, for which the parties shall share equally the responsibility and control.  Each party, on a regular basis and at any time upon reasonable request, shall report to the Joint Project Team the status of any such activities and shall furnish copies of any correspondence, file wrappers, office action and such other documents as the Joint Project Team shall reasonably require to monitor these activities.  If a party elects not to continue the prosecution of any such application, reissue, reexamination, renewal or extension, or to pay any such maintenance fee, it shall notify the Joint Project Team of its decision at least 30 days in advance of the due date for such action or payment, and the other party shall have the right, but not the obligation, to assume responsibility therefor.

                                13.5.2.  Cooperation.  Each party shall cooperate with the other party to facilitate the activities under Section 13.5.1, including, without limitation, executing all lawful papers and instruments and making all rightful oaths and declarations as may be necessary in the preparation and prosecution of the patent applications, issued patents, Trademarks and other rights included in the Joint Technology or in the transfer of any obligations under Section 13.5.1.

         14.     Intellectual Property Claims

                    14.1.     Defense Proceedings.  If a claim is asserted against a party by a third party alleging infringement of the third party’s intellectual property rights resulting from the development, manufacture, use or sale of a Product, such party shall promptly notify the other party of the claim.  The party against whom the claim has been made shall control the defense of any such claim at its sole cost.  If a claim is asserted against both parties, then the parties shall cooperate with respect to the defense of such claim and shall share the costs thereof equally, or in such other proportions as they may mutually agree.

                    14.2.     Third Party Infringements.  If, in the opinion of the Joint Project Team, any patent, Trademark or other right included in the Neose Technology, the BioGeneriX Technology or any other Joint Technology has been infringed by a process and/or product of a third party in the Territory, the Joint Project Team shall give notice of such infringement to the Collaboration Leaders.  The party owning the infringed right may, at its discretion and expense, take such steps as it deems necessary or desirable to prosecute such infringement.  If the party owning the right does not bring suit or take other appropriate action within 90 days after receiving notice from the Joint Project Team, the other party shall have the right, but not the obligation, to bring suit or take other appropriate action with respect to the infringed right, at its own expense and risk. The party owning the infringed right shall duly cooperate with the party bringing suit or taking action in order to enable the latter to do so. If the right consists of Joint Technology not owned solely by a party, the Joint Project Team shall determine the appropriate procedures for handling the alleged infringement.

                    14.3.     Settlement of Claims.  Neither party may settle a claim described in this Section 14 without the consent of the other party, if such settlement would impose any monetary obligation on the other party or require the other party to submit to an injunction or otherwise limit the other party’s rights under this Agreement.

                    14.4.     Allocation of Awards.  All monetary damages awarded to the parties in any action against a third party under this Section 14 shall be used first to reimburse the costs incurred by the party or parties prosecuting or defending such action, and any excess shall be allocated as follows: (i) any amount that is attributable to a Product within the Territory shall be treated as Net Sales of the party receiving the award and (ii) any amount that is explicitly attributable to a subject matter other than the Products shall be remitted to the party who owns the intellectual property at issue.

                    14.5.     Cooperation.  In conducting the defense or prosecution of any claim described in this Section 14, Neose and BioGeneriX shall consult with and keep the Joint Project Team informed of the status of the action.  Upon reasonable request, the Joint Project Team shall assist the persons controlling the defense or prosecution of an infringement claim, at the cost of the requesting party.

          15.     Payments

                    15.1.     Place of Payment.  All payments to a party under this Agreement shall be made by wire transfer in immediately available funds in US dollars if paid to Neose and in Euros if paid to BioGeneriX, to the account designated in writing by party, as applicable, from time to time.

                    15.2.     Currency Conversion.  If Net Sales are received in a currency other than U.S. dollars, Net Sales shall be computed using the average of the conversion rates of the non-U.S. currency into U.S. dollars published in The Wall Street Journal during the Calendar Quarter for which Net Sales are reported.

                    15.3.     Late Payments.  Payments hereunder shall be deemed paid as of the day on which they are received at the account designated pursuant to Section 15.1.  Any payment which is not paid within 30 days after it becomes due shall accrue interest thereon from such date until the date of its payment in full at three (3) percentage points over the per annum interest rate published as the “Prime Rate” in The Wall Street Journal, but in no event shall such rate exceed the maximum rate permitted by applicable law.

          16.     Books, Records and Accounting

                    16.1.     Maintenance of Records.  The parties shall maintain complete and accurate books of account in accordance with generally accepted accounting principles, in sufficient detail to allow Net Sales and Allowable Costs to be verified.  The parties shall retain such records for at least five years.

                    16.2.     Access and Inspection.  Each party shall have reasonable access to the books and records of the other party relating to the Collaboration, and each party, at its own expense and upon reasonable prior notice, shall have the right to have such books and records examined and audited by outside auditors reasonably acceptable to the other party.  Each party shall make its relevant books and records available for inspection by the independent auditors of the other party, at the expense of the inspecting party, not more than once each calendar year, upon reasonable prior notice and during normal business hours.  The independent auditors shall report to the auditing party only whether or not the reports submitted by the audited party are accurate for the period covered and the details concerning any identified discrepancies.  If any such audit reveals an underpayment, the party responsible for the underpayment shall promptly pay to the other party the amount of such underpayment.  If any such underpayment exceeds 10% of the amount due, the party responsible for the underpayment shall pay the entire expense of such audit within 20 days after invoice.  Any inspection of a party’s books and records shall be conducted subject to the confidentiality obligations under Section 17.

          17.     Confidentiality.

                    17.1.     Obligations of Receiving Party.  Each party and its representatives will maintain in confidence any information received from, or owned by, the other party that is confidential or proprietary (the “Confidential Information”) and will use the

Confidential Information only for purposes of this Agreement and the Collaboration.   Except as expressly provided in this Agreement, the parties shall not at any time during their access to the Confidential Information or at any time thereafter, use or permit others to use any of the Confidential Information for any purpose, except as may be necessary to perform their obligations under this Agreement.  The foregoing obligations shall not apply to, and the definition of “Confidential Information” does not include any information that:

                                 17.1.1.  is now, or in the future becomes, public knowledge other than through any acts or omissions of the receiving party;

                                 17.1.2.  is required to be disclosed pursuant to applicable laws, rules, regulations, government requirement or court order (provided, however, that the receiving party shall promptly advise the furnishing party of its notice of any such requirement or order and shall cooperate with the furnishing party’s reasonable efforts to limit such disclosure);

                                 17.1.3.  the receiving party can demonstrate by written records was  known by it before receipt from the furnishing party; or

                                 17.1.4.  is received by the receiving party from another person or entity that is under no obligation of confidentiality to the furnishing party to keep the same confidential.

                    17.2.     Injunctive Relief.  Both parties agree that it would be impossible or inadequate to measure and calculate the other party’s damages from any breach of the covenants made in Section 17.1.  Accordingly, the receiving party agrees that if it breaches any of such covenants, the furnishing party will have available, in addition to any other right or remedy available, the right to seek an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to seek specific performance of any such provision of this Agreement.  Both parties further agree that no bond or other security shall be required in obtaining such equitable relief.

          18.     Certain Representations, Warranties and Covenants.  Each party represents and warrants to the other that:

                    18.1.     it is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

                    18.2.     it has the corporate power and authority to execute, deliver and perform this Agreement;

                    18.3.     the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate action and this Agreement is binding and enforceable against such party in accordance with its terms;

                    18.4.     the execution, delivery and performance of this Agreement by it (i) do not conflict with, or constitute a breach or default under its organizational documents or any law, order, judgment or governmental rule or regulation applicable to it, and (ii) do not and will not conflict with, or constitute a breach or default under or require any consent or approval not obtained under, any provision of any material agreement, contract, commitment or instrument to which it is a party;

                    18.5.     it owns all patents, know-how and other intellectual property rights included as of the Effective Date in its license to the other party under Section 13, except for those rights listed on Exhibit B, which are licensed from the third parties specified therein, and it shall use Reasonable Commercial Efforts to maintain such third party rights in full force and effect and shall notify the other party promptly if it receives a notice of default or termination of any such rights;

                    18.6.     subject to Section 26, to its knowledge, it is not required to obtain the consent or approval of any third party to perform its obligations under this Agreement; and

                    18.7.     in the case of BioGeneriX, to its knowledge, it owns all patents, know-how and other intellectual property rights required for use in the manufacture of the Products, except for the rights specified on Exhibit C, which are licensed by BioGeneriX from the third parties specified therein, and it has not received any notice from a third party indicating that the manufacture of Products by BioGeneriX would infringe any intellectual property rights of any third party and knows of no reasonable basis for believing that the manufacture of any Product as contemplated by this Agreement infringes any intellectual property rights of any third party known to BioGeneriX.

          19.     No Inconsistent Agreements.  Neither party shall enter into any oral or written agreement after the Effective Date that would be inconsistent with its obligations under this Agreement or deprive the other party of the benefits of the Collaboration in any substantial respect.

          20.     Disclaimer, Indemnification and Insurance

                    20.1.     No Warranty.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY EXPRESS OR IMPLIED WARRANTIES, STATUTORY OR OTHERWISE, CONCERNING THE PRODUCTS OR THE TECHNOLOGY LICENSED BY IT TO THE OTHER PARTY.   WITHOUT LIMITING THE FOREGOING, NEITHER PARTY MAKES ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE, QUALITY OR USEFULNESS OF THE TECHNOLOGY OR THE PRODUCTS.

                    20.2.     Defense of Claims.  Except as provided in Sections 14 or 20.3, each party shall be responsible for defending itself against any liabilities, losses, costs, damages and expenses (including reasonable attorneys’ fees and costs) (each a “Liability” and, collectively, “Liabilities”) resulting from a claim asserted by a third party arising out of the manufacture, marketing, sale or use of a Product in the Territory, including, without limitation, any claim in the nature of product liability (whether under theories of strict liability, negligence, breach of warranty or otherwise).  If any such claim is asserted against both parties, then the parties shall cooperate with respect to the defense of the claim.

                    20.3.     Indemnity.  Each party (as such, an “Indemnifying Party”) shall indemnify, defend and hold harmless the other party and its employees, officers, directors and agents (each, as such, an “Indemnified Party”) from and against any Liabilities which the Indemnified Party may incur, suffer or be required to pay resulting from or arising in connection with (i) a breach by the Indemnifying Party of any covenant, representation or warranty contained in this Agreement, (ii) any act or omission constituting gross negligence or willful misconduct by the Indemnifying Party in the development, manufacturing, promotion, marketing or sale of a Product or any other activity conducted by it under this Agreement, or (iii) the successful enforcement by an Indemnified Party of any of the foregoing.

                    20.4.     Procedures for Indemnification.  The obligations of the Indemnifying Party under Section 20.3 are conditioned upon the delivery of written notice to the Indemnifying Party of any potential Liability promptly after the Indemnified Party becomes aware of such potential Liability.  The Indemnifying Party shall have the right to assume the defense of any suit or claim related to the Liability if it has assumed responsibility for the Liability in writing.  If the Indemnifying Party defends the suit or claim, the Indemnified Party may participate in (but not control) the defense thereof, at its sole cost and expense.

                    20.5.     Settlements.  Neither party may settle a claim or action related to a Liability under Section 20.3 without the consent of the other party, if such settlement would impose any monetary obligation on the other party or require the other party to submit to an injunction or otherwise limit the other party’s rights under this Agreement.  Any payment made by a party to settle any such claim or action shall be at its own cost and expense.

                    20.6.     Limitation of Liability.  With respect to any claim by one party against the other arising out of the performance or failure of performance of the other party under this Agreement, the liability of one party to the other party for such breach shall be limited under this Agreement or otherwise at law or equity to direct damages only; in no event shall a party be liable to the other party for indirect, incidental or consequential damages suffered by the other party, including, without limitation, lost profits.

                    20.7.     Insurance

                                 20.7.1.  Coverage and Responsibility.  The Joint Project Team shall determine from time to time the types and amounts of insurance coverage, if any, to be maintained by each party to insure against the activities of the Collaboration.  The costs and expenses of such insurance, whether held in the name of BioGeneriX or Neose or in the names of both parties, shall be borne equally by the parties.  Each party shall be entitled to deduct from any royalties payable by it under this Agreement, all amounts paid by it for such insurance.

                                 20.7.2.  Dispute Regarding Coverage.  If, at any time, the Joint Project Team cannot agree on the type or amount of insurance coverage to be maintained under Section 20.7.1, or if a party does not promptly take all action required to obtain such coverage, the party desiring and willing to purchase the higher amount of coverage shall have the right to terminate this Agreement under Section 24.5, and to become a Continuing Licensee as provided therein.

          21.     Publications

                    21.1.     Public Announcement of Agreement.  Each party shall be entitled to announce the signing of this Agreement in substantially the form attached as Exhibit D, and, otherwise, with the prior written consent of the other party, which shall not be unreasonably withheld.

                    21.2.     Other Publicity

                                 21.2.1.  Certain Neose Publications.  Neose shall have the right to use the results of Preclinical Development for scientific and promotional publication purposes, with the prior written consent of BioGeneriX, which may be withheld only as reasonably necessary to protect confidentiality and patent rights.

                                 21.2.2.  Procedures.  Except as otherwise provided in Section 21.1, the parties shall consult with each other and coordinate all publicity concerning the existence and terms of this Agreement and the activities and progress of the Collaboration.  A party shall not disclose the confidential terms of this Agreement to any third parties without the prior written consent of the other party.  The foregoing prohibition shall not apply to the extent that any disclosure is (i) of information in the public domain other than through the fault of the disclosing party or its employees, licensees, agents or subcontractors, in violation of this Agreement, (ii) believed in good faith to be required to comply with any applicable law, regulation or order of a government authority of court of competent jurisdiction (including any securities laws applicable to a party), in which event the disclosing party shall use all reasonable efforts to advise the other party in advance of the need for such disclosure, or (iii) made, under confidentiality, to a recipient who is a licensor, licensee or potential licensor or licensee and to whom such disclosure is reasonably required to define the scope of rights which could be granted to the recipient without violating the terms of this Agreement.

          22.     Standstill.  BioGeneriX agrees that, until the later of the ****, except with the written consent of the Board of Directors of Neose, BioGeneriX shall not:  (i) increase its beneficial ownership of Common Stock of Neose to a number of shares representing **** or more of the outstanding shares of Common Stock of Neose at any

**** Material has been omitted and filed separately with the Commission.

time without the prior written consent of Neose; (ii) make, or in any way participate in, any “solicitation” of “proxies” (as such terms are defined under Regulation 14A of the  Exchange Act) to vote or seek to advise or influence in any manner whatsoever any person or entity with respect to the voting of any securities of Neose or any of its subsidiaries; (iii) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any securities of Neose or any of its subsidiaries; or (iv) otherwise act, whether alone or in concert with others, to seek to propose to Neose, any subsidiary of Neose or any of their stockholders any merger, business combination, restructuring, recapitalization or similar transaction to or with Neose or any of its subsidiaries or otherwise seek or propose to influence or control the management or policies of Neose.

          23.     Dispute Resolution

                    23.1.     By Senior Officers.  If any dispute arises under this Agreement which cannot be resolved expeditiously by the Joint Project Team after due consideration, the matter shall be submitted to the Chief Executive Officer of BioGeneriX and the Chief Executive Officer of Neose for resolution.  If the two executives can not resolve the dispute to their mutual satisfaction within 30 days, the dispute shall be referred to arbitration under Section 23.2 below.

                    23.2.     Arbitration

                                 23.2.1.  Except as otherwise provided, all disputes arising between Neose and BioGeneriX under this Agreement that have not been resolved in accordance with Section  23.1 shall be settled by arbitration conducted in accordance with the procedures of the International Chamber of Commerce (“ICC”). The version of the arbitration rules which are in force when the dispute occurs shall be decisive. The arbitration tribunal shall have one arbitrator, who shall be selected from the panels of the ICC by agreement of the parties, provided, however that if the parties cannot agree on the  arbitrator, the arbitration tribunal shall consist of three arbitrators, one selected by Neose, one selected by BioGeneriX, and the third selected by the other two arbitrators. The arbitration tribunal may also decide on the validity of the arbitration agreement. The place of the arbitration tribunal shall be London, United Kingdom. The arbitration proceedings, orders and writs shall be in the English language.

                                 23.2.2.  Any award rendered by the arbitrators shall be binding upon the parties hereto and shall be final.  Judgment upon the award may be entered in any court of record of competent jurisdiction.

                                 23.2.3.  Each party shall pay its own expenses of arbitration and the expenses of the arbitrators shall be equally shared unless otherwise ordered by the arbitrators.

          24.     Term and Termination

                    24.1.     Term.  The Agreement shall commence as of the Effective Date and, unless earlier terminated in accordance with this Section 24, shall continue in accordance with its terms until five years after the Commercial Product has been launched in both the BioGeneriX Territory and the Neose Territory.  Six months before the expiry of the term of this Agreement, the parties shall negotiate the extension of the term for a further period of five years under substantially the same terms and conditions set forth in this Agreement.

                    24.2.     Termination Upon ****.  This Agreement may be terminated by BioGeneriX at the ****,  provided that Neose receives written notice of such termination within 20 days after the ****.  If this Agreement is terminated by BioGeneriX under this Section 24.2, Neose shall, at its election and upon written notice to BioGeneriX, be a “Continuing Licensee” for purposes of Section 24, with the rights and obligations set forth therein.

                    24.3.     Termination for ****.  This Agreement may be terminated by either party (i) upon 30 days written notice if the parties fail to reach mutual agreement upon the initiation of Clinical Development or commencement of Commercialization, as contemplated in Section 6.1 or 7.2, as the case may be, or (ii) upon 180 days written notice if in the good faith conclusion of the terminating party, there is ****.  If this Agreement is terminated pursuant to clause (ii) of the preceding sentence, the non-terminating party shall, at its election and upon written notice to the terminating party, be a “Continuing Licensee” for purposes of Section 24, with the rights and obligations set forth therein.

                    24.4.     Termination for ****.  This Agreement may be terminated by a party upon 90 days written notice to the other party for **** based upon the occurrence of any of the situations described in Sections 24.4.1 through 24.4.7 if the situation has not been remedied within the 90-day period.  If the situation causing the termination has not been caused by the terminating party, the terminating party shall, at its election and upon written notice to the other party, be a “Continuing Licensee” for purposes of Section 24, with the rights and obligations set forth therein.

                                 24.4.1.  ****

                                 24.4.2.  ****

                                 24.4.3.  ****

                                 24.4.4.  ****

                                 24.4.5.  ****

                                 24.4.6.  ****

**** Material has been omitted and filed separately with the Commission.

                                 24.4.7.  ****

                    24.5.     Termination Upon Breach.  This Agreement may be terminated by a party upon breach by the other party of any **** party in this Agreement if, as a result, the non-breaching party is denied in **** and the breach is not substantially cured within 60 calendar days after the non-breaching party gives the breaching party written notice of such breach.  The terminating party shall, at its election, be a “Continuing Licensee” for purposes of Section 24, with the rights and obligations set forth therein.

                    24.6.     Partial Termination

                                 24.6.1.  Discontinued Projects.  If the Joint Project Team for any reason does not approve the commencement or the continuation of research related to an indication of a Product in the Field, each party will have the right to purchase or license the rights to the project in the Field for a purchase price sufficient to reimburse the other party for the total Allowable Costs, if any, incurred by it with respect to such project, plus a reasonable royalty to the other party on sales of products resulting from such project, in an amount to be approved by the Joint Project Team.  The acquiring party shall, upon request, be a “Continuing Licensee” with respect to such project for purposes of Section 24, with the rights and obligations set forth therein.  If both parties offer to purchase or license a discontinued project, the project shall not be sold or licensed to either party, but shall remain in the Collaboration for development.

                                 24.6.2.  Mandatory Termination.  This Agreement shall be terminated by either party as to any Product or indication if a court or governmental authority of competent jurisdiction in a final order or decree restrains or enjoins the development, manufacture or sale of the Product or indication under this Agreement in any material respect.  If any such order or decree affects the development, manufacture or sale of any Product only in a particular country within the Territory, the termination of this Agreement shall apply only to that country.

                                 24.6.3.  EU.  This Agreement shall terminate as provided in Section 24.1 or on a country-by-country basis in any country within the EU upon the expiration of the last to expire of the patents included in the Neose Technology.  Six months before the expiry of the term of this Agreement as set forth in Section 24.1, the parties, however shall negotiate the extension of the term for a further period of five years under substantially the same terms and conditions set forth in this Agreement.

                    24.7.     Effective Date of Termination.  Unless otherwise provided in this Agreement, termination by either party pursuant to this Section 24 shall be effective on the date of delivery of written notice of termination to the other party hereto.

**** Material has been omitted and filed separately with the Commission.

                    24.8.     Rights and Obligations on Termination

                                 24.8.1.  Rights and Obligations of the Parties Upon One Party Becoming a Continuing Licensee.  On the Continuing Licensee Effective Date, the parties shall have the ongoing rights and obligations set forth in Sections 9.8 and 24, which shall survive the termination of this Agreement until the Continuing Licensee ceases to develop or commercialize Products.

                                        24.8.1.1.  The Continuing Licensee shall have the exclusive right to develop and commercialize Products, worldwide, subject to the terms and conditions set forth in this Section 24.8.1.  The other party (hereinafter referred to in this Section 24.8, individually, as the “Continuing Licensor”) promptly shall take any and all actions necessary or desirable to effect the grant to the Continuing Licensee of the manufacturing license provided in Section 9.8.1 (if the Continuing Licensee is Neose) or 9.8.2 (if the Continuing Licensee is BioGeneriX), and to grant to the Continuing Licensee any and all other rights that are reasonably required to permit the  Continuing Licensee to develop and commercialize Products throughout the world, subject to the payment of ****, as determined in accordance with Section 24.8.1.2.

                                        24.8.1.2.  The licenses granted to the Continuing Licensee in accordance with Sections 9.8 and 24.8.1.1 shall be subject to payment to the Continuing Licensor of **** in each country or territory, at commercially reasonable rates, to be determined by the parties in good faith, at the time of the grant, taking into account: (i) benchmark **** in the industry for products (a) at a similar stage of development, (b) being developed for similar indications, and (c) having similar market potential; **** and (iv) any other significant factors mutually agreed upon by the parties.  During the 45-day period following a party’s election to be a Continuing Licensee, the parties shall negotiate in good faith the royalties of the license required to be granted under Section 24.8.1.1 and any supply arrangements to be entered into under Section 24.8.1.3.  If such royalties and supply arrangements shall not have been established, or such licenses shall not have been effectively granted during such 45-day period, the royalties shall be determined by the dispute resolution procedures set forth in Section 23.

                                        24.8.1.3.  Promptly after a party’s election to be a Continuing Licensee, the Continuing Licensor shall transfer to the Continuing Licensee, upon request, all Confidential Information in its possession that is necessary for the manufacture, use or sale of the applicable Product, except for one copy that may be retained in its confidential archives.  In addition, if the Continuing Licensee is not the party supplying Products, or chemicals and enzymes required to make Products, under this Agreement, the Continuing Licensee may cause the Continuing Licensor to supply the Products, or any such chemicals and enzymes supplied by the Continuing Licensor, or to transfer to the Continuing Licensee the technology required to manufacture the

**** Material has been omitted and filed separately with the Commission.

Products or required chemicals and enzymes, in each case upon commercially reasonable terms.  The Continuing Licensee shall use Reasonable Commercial Efforts to identify a replacement manufacturer or establish a manufacturing facility for the Products, or required chemicals and enzymes, in a timely manner.  The Continuing Licensor shall take such steps as are reasonably required to enable the Continuing Licensee to assume the business of producing the Products, including, without limitation:  (i) providing all approvals, consents, documents and information that are necessary or desirable to permit the Continuing Licensee to enter into a development or supply agreement with each **** on substantially the same business terms as those in then in effect between the Continuing Licensor and the ****; (ii) providing all manufacturing information and descriptions of the applicable technology and processes used by the Continuing Licensor to manufacture Products, in sufficient detail to permit the Continuing Licensee to manufacture (or have manufactured) such Products in commercial quantities in an efficient manner; (iii) providing samples of all organisms or other materials and processes used in producing the Products, or required chemicals and enzymes; and (iv) providing such training of personnel as may be necessary to permit the Continuing Licensee to manufacture (or have manufactured) the Products.  If for any reason the supplying party is not legally permitted to transfer the necessary technology or rights to the Continuing Licensee for these purposes, the supplying party will continue to provide the applicable Products, enzymes or chemicals under this Agreement or to otherwise make available to the Continuing Licensee the benefits of this Section 24.8.

                    24.9.       ****.

                    24.10.     Termination Fee.  If either party terminates this Agreement pursuant to **** and the other party duly elects to become a Continuing Licensee, the terminating party shall pay a termination fee to the other party in an amount equal to ****.  If either party terminates this Agreement pursuant to **** and duly elects to become a Continuing Licensee, the party terminated for breach shall pay a termination fee to the other party in an amount equal to ****.  In either case, such termination fee shall be payable within ten days after the effective date of the termination.

                    24.11.     Survival.  Neither party shall be relieved of its obligations to pay any sums of money due or payable or accrued under this Agreement as of the date of its termination.  Sections regarding confidentiality, royalty payments, access and inspection, warranties, indemnification, insurance, standstill, and rights and obligations on termination (including, without limitation, provisions relating to the rights and obligations of the Continuing Licensee and Continuing Licensor), and non-competition shall survive the termination of this Agreement.  In addition, any provision required to interpret and enforce the parties’ rights and obligations under this Agreement also shall survive to the extent required for the full observation and performance of this Agreement in accordance with their respective terms.

**** Material has been omitted and filed separately with the Commission.

                    24.12.     Remedies Not Exclusive.  The termination by either party pursuant to this Section 24 shall not prejudice any other remedy that a party might have in law or equity with the exception, however, of claiming compensation for consequential loss or indirect damages resulting from such termination.  The termination fees provided in this Section 24 shall not be deemed exclusive remedies.

          25.     Certain Taxes

                    25.1.     Withholding Taxes and VAT.  In the event that any withholding tax is applicable to the payment of royalties or any other payment due by one party to the other party under this Agreement, the party obligated to pay such tax shall be responsible for payment of the tax and shall be entitled to reduce the amount of the respective royalties or other payment due by the amount of such tax paid.  If any such withholding tax is payable by a party in respect of royalties or payments already paid, the other party shall refund the amount of the tax due.  With respect to any VAT, Neose shall pay any VAT imposed by the U.S. tax authorities, and BioGeneriX shall pay any VAT imposed by the German tax authorities.

                    25.2.     Evidence of Payment and Assistance.  Each party shall promptly provide the other party such official receipts and other evidence of payment of taxes as the other party may reasonably request.  Each party shall render reasonable assistance in order to allow the  other party the benefit of any present or future treaty against double taxation applicable to the activities of the Collaboration.

          26.     Governmental Approval

                    26.1.     HSR Filing.  If a party duly elects to become a Continuing Licensee under this Agreement, each party shall make the determination as to whether filing under the HSR Act is required.  If any HSR filing is required, to the extent necessary, each party shall file, as soon as practicable after the date this Agreement is executed, with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) the notification and report form (the “Report”) required under the HSR Act with respect to the transactions as contemplated hereby and shall reasonably cooperate with the other party to the extent necessary to assist the other party in the preparation of its Report and to proceed to obtain necessary approvals under the HSR Act, including but not limited to the expiration or earlier termination of any and all applicable waiting periods required by the HSR Act.  Each party shall bear its own expenses, including, without limitation, legal fees, incurred in connection with preparing such filings.

                    26.2.     Obligations.  Each party shall use its good faith efforts to eliminate any concern on the part of any court or government authority regarding the legality of the proposed transaction, including, if required by federal or state antitrust authorities, promptly taking all steps to secure government antitrust clearance, including, without limitation, cooperating in good faith with any government investigation including the prompt production of documents and information demanded by a second request for documents and of witnesses if requested.

                    26.3.     Additional Approvals.  Each party will cooperate and use respectively all reasonable efforts to make all other registrations, filings and applications, to give all notices and to obtain as soon as practicable all governmental or other consents, transfers, approvals, orders, qualifications authorizations, permits and waivers, if any, and to do all other things necessary or desirable for the consummation of the transactions as contemplated hereby.  Neither party shall be required, however, to divest or out-license products or assets or materially change its business if doing so is a condition of obtaining approval under the HSR Act or other governmental approvals of the transactions contemplated by this Agreement.

                    26.4.     Termination.  If a Report is required to be filed under the HSR Act, either party hereto may terminate this Agreement by written notice to the other party, if, within one hundred twenty (120) days after a party duly elects to become a Continuing Licensee under this Agreement, approval of the provisions of this Agreement relating to the Continuing Licensee and Continuing Licensor under the HSR Act has not been obtained or the notice and waiting period, as may be extended by the FTC, under the HSR Act has not expired without adverse action regarding this Agreement or the transactions contemplated hereby.  If this Agreement is terminated pursuant to this Section 26.4, then, notwithstanding any provision in this Agreement to the contrary, neither party hereto shall have any further obligation to the other party with respect to the subject matter of this Agreement.

          27.     Miscellaneous

                    27.1.     Entire Agreement.  This Agreement and the Exhibits, Schedules and Appendices hereto contain the entire understanding of the parties with respect to the subject matter hereof and supersede all previous verbal and written agreements, representations and warranties with respect thereto.  This Agreement may be released, waived, modified or amended only by written agreement signed by the party against whom enforcement of any release, waiver, modification, amendment or other change is sought.

                    27.2.     Headings; Definitions.  The section headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.  All references to any Section, Exhibit, Schedule or Appendix contained in this Agreement means a Section, Exhibit, Schedule or Appendix to this Agreement unless otherwise stated.  All capitalized terms defined in this Agreement are equally applicable to both the singular and plural forms of such terms.

                    27.3.     Force Majeure.  Failure of any party to perform its obligations under this Agreement (except the obligation to make payments) shall not subject such party to any liability or place it in breach of any term or condition of this Agreement if such failure is caused by any cause beyond the reasonable control of the nonperforming party, including without limitation acts of God, fire, explosion, flood, drought, war, riot, sabotage, embargo, strikes or other labor trouble, failure in whole or in part of suppliers to deliver on schedule materials, equipment or machinery, interruption of or delay in transportation, a national health emergency or compliance with any order or regulation of any government entity acting with color of right, provided that the nonperforming party uses all reasonable efforts to limit the effects of the force majeure event.

                    27.4.     No Interference with Existing Businesses.  Each of BioGeneriX and Neose acknowledges that the other party is engaged in the business of developing, manufacturing, marketing and selling products and services outside the Field.  Nothing in this Agreement shall prevent either party from continuing to carry on its business or from entering into agreements with third parties outside the Field.

                    27.5.     Waiver.  The failure of a party to enforce any breach or provision of this Agreement shall not constitute a continuing waiver of such breach or provision and such party may at any time thereafter act upon or enforce such breach or provision of this Agreement.  Any waiver of breach executed by either party shall affect only the specific breach and shall not operate as a waiver of any subsequent or preceding breach.

                    27.6.     No Assignment.  No party may sell, assign, pledge or otherwise dispose of all or any portion of its interest in the Collaboration or right thereto without the prior written consent of the other party, except that no such consent is required for any such transfer to an Affiliate or to a successor to substantially all of the party’s business.  Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

                    27.7.     Severability.  If any clause or provisions of this Agreement is declared invalid or unenforceable by a court of competent jurisdiction, such provision shall be severed and the remaining provisions of the Agreement shall continue in full force and effect.  The parties shall use their best efforts to agree upon a valid and enforceable provision as a substitute for the severed provision, taking into account the intent of this Agreement.

                    27.8.     Notices.  Any notice, request or other communication required to be given pursuant to the provisions of this Agreement shall be in writing and shall be deemed to be given when delivered in person or three business days after being delivered to a recognized international courier service (e.g., Federal Express, DHL, UPS), charges prepaid, to the other party, addressed as follows:

If to BioGeneriX:	BioGeneriX AG
High-Tech-Park Neckarau
Janderstrasse 3
D-68199 Mannheim
Germany
Attention: Chief Financial Officer

If to Neose:	Neose Technologies, Inc.
102 Witmer Road
Horsham, PA 19044
USA
Attention: General Counsel

                    27.9.     Choice of Law.  This Agreement shall be governed by the laws of the Federal Republic of Germany without regard to provisions for conflicts of law. The UN Convention for International Sale of Goods shall be explicitly excluded.

                    27.10.     Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which, together, shall constitute the same document.

                    IN WITNESS WHEREOF, each party has caused this Agreement to be signed by its duly authorized representative(s) as of the date first above written.

BIOGENERIX GMBH		NEOSE TECHNOLOGIES, INC.

By:	/s/ ELMAR SCHÄFER	By:	/s/ C. BOYD CLARKE

Name:	Elmar Schäfer	Name:	C. Boyd Clarke

Title:	Chief Executive Officer	Title:	President and CEO

By:	/s/ KLAUS MALECK, Ph.D.

Name:	Klaus Maleck, Ph.D.

Title:	Chief Financial Officer

Exhibit A

Specifications

[to be completed during Preclinical Development – intentionally left blank]

A-1

Exhibit B

Licensed Intellectual Property Rights

Party	Licensed Right	Licensor
****	****	****

**** Material has been omitted and filed separately with the Commission.

B-1

Exhibit C

Licensed Manufacturing Rights

Party	Licensed Right	Licensee
****	****

**** Material has been omitted and filed separately with the Commission.

C-1

Exhibit D

Form of Press Release

Neose and  BioGeneriX Announce Research, Co-Development and Marketing Agreement for GlycoPEGylated™ Next Generation Protein

________ __, 2004, Horsham, PA and Mannheim, Germany.  Neose Technologies, Inc. (Nasdaq NM: NTEC) and BioGeneriX AG, a company of the ratiopharm Group, today announced that they have signed an agreement to use Neose’s proprietary GlycoPEGylation™ technology to develop a long-acting, next-generation version of granulocyte colony stimulating factor (G-CSF).  G-CSF is a protein used to promote the production of infection-fighting white blood cells.

Under the agreement, Neose and BioGeneriX, will pursue development and commercialization of a next-generation G-CSF.  The parties will share preclinical expenses, and BioGeneriX will fund the entire clinical development program.   If Neose and BioGeneriX proceed to commercialization, Neose will have commercial rights in the U.S., Canada, Mexico and Japan.  BioGeneriX will have commercial rights in Europe and rest of world.  Each company will receive royalties on product sales in the other company’s territory.

“We are pleased to be working with Neose on this project to develop a long-acting, next-generation product,” said Elmar Schäfer, BioGeneriX’s chief executive officer.    Neose is committed to the development of next-generation proteins, and their GlycoPEGylation technology offers a unique approach to accessing this opportunity.”

“This is an important collaboration for Neose,” said Boyd Clarke, Neose’s chairman and chief executive officer.  “It is our first co-development partnership for one of our proprietary protein candidates.  BioGeneriX has emerged as a leader in the field of ‘follow-on’ biologics, and is now undertaking an investment in the development of clinically improved, next-generation proteins.  This agreement allows Neose to access a supply of G-CSF, share the risks of development and yet retain commercial rights in key territories.”

About BioGeneriX

[to be provided by BioGeneriX]

About  the ratiopharm Group

[to be provided by BioGeneriX]

About Neose

Neose is a biopharmaceutical company focused on the improvement of protein therapeutics using its proprietary technologies.  By applying its GlycoAdvance™ and GlycoPEGylation™ technologies, Neose is developing improved versions of currently marketed therapeutics with proven efficacy.  These next-generation proteins are expected

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to offer significant advantages over first-generation drugs that are now on the market, such as less frequent dosing and improved safety and efficacy.  In addition to developing its own products or co-developing products with others, Neose expects to enter into strategic partnerships for the inclusion of its technologies into products being developed by other biotechnology and pharmaceutical companies.

About GlycoPEGylation™

Neose’s GlycoPEGylation technology can extend and customize protein half-life by uniquely linking various size PEG (polyethylene glycol) polymers to glycans that are remote from the protein’s active site, thereby preserving activity.  Proteins that have not benefited from traditional chemical pegylation may benefit from GlycoPEGylatIon.

CONTACTS:

Neose Technologies, Inc.	BioGeneriX AG

Robert I. Kriebel	Federico Pollano

Sr. Vice President	Head of Business Development

and Chief Financial Officer	49-621-875 56 17

Barbara Krauter

Manager, Investor Relations

(215) 315-9000

E-mail: info@neose.com

For more information, please visit www.neose.com.

Neose “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  Statements in this press release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties.  For a discussion of these risks and uncertainties, any of which could cause our actual results to differ from those contained in the forward-looking statement, see the section of Neose’s Annual Report on Form 10-K for the year ended December 31, 2003, entitled “Factors Affecting the Company’s Prospects” and discussions of potential risks and uncertainties in Neose’s subsequent filings with the SEC.

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